Exhibit 99.1
W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
REPORTS A NET INCOME OF $40 MILLION
FOR THIRD QUARTER ENDED SEPTEMBER 30, 2005
AND A YEAR TO DATE INCREASE OF 6.85%
Mayagüez, Puerto Rico, October 21, 2005. W HOLDING COMPANY, INC. (NYSE: “WHI”), the financial holding company of WESTERNBANK PUERTO RICO and WESTERNBANK INSURANCE CORP., today reported its financial position and results of operations for the three and nine month periods ended September 30, 2005. Following are some financial highlights:
THIRD QUARTER HIGHLIGHTS:
•	Net income for the third quarter ended September 30, 2005 was $40.0 million or $0.19 earnings per basic common share ($0.18 on a diluted basis), compared to $44.2 million or $0.23 earnings per basic common share ($0.22 on a diluted basis) for the same quarter in 2004, a reduction of $4.2 million or 9.55%. Earnings per common share for 2004 were adjusted to give effect to the three-for-two (3x2) stock split and a two percent (2%) stock dividend declared in December 2004 and both distributed on January 10, 2005.

•	However, for the nine months ended September 30, 2005, W Holding reported a net income of $134.4 million or $0.65 earnings per basic common share ($0.63 on a diluted basis). This is an increase of $8.6 million or 6.85%, when compared to a net income of $125.8 million or $0.65 earnings per basic common share ($0.62 on a diluted basis) (as adjusted) for the same period in 2004.

•	Loans receivable-net, grew by $1.5 billion or a healthy 24.61%, from $5.9 billion at December 31, 2004. This is a net growth of more than 115% in just 9 months of the net growth achieved during the full year 2004.

•	Net interest income for the third quarter ended September 30, 2005 was $80.7 million, an increase of $3.6 million or 4.71%, from $77.0 million for the same period of last year.

•	The increase of $3.6 million in net interest income and a $4.4 million lower provision for loan losses was offset by a significant increase in the provision for income taxes of $10.0 million, when compared to the prior year quarter.

•	Commercial real estate loans increased by $710.3 million or 22.51%, from $3.2 billion as of December 31, 2004, to $3.9 billion as of September 30, 2005.

•	W Holding’s combined delinquency on all portfolios for the categories of 60 days and over improved 8 basis points to 0.74% at September 30, 2005, below our benchmark of 1%, compared to 0.82% at September 30, 2004.

•	The delinquency ratio on the commercial loan portfolio for the categories of 60 days and over, was 0.80% (less than 1%), compared to 0.75% reported for the year ago period.

•	The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over improved by 9 basis points, to 1.53% at September 30, 2005, from 1.62% for the comparable period last year.

•	Net loans charged-off in the third quarter of 2005 were $3.8 million or 0.21% (annualized) to average loans, a significant improvement when compared to $6.2 million or 0.44% (annualized) to average loans for the same period in 2004, a decrease of $2.4 million or 37.95%.

•	Non-performing loans stand at $51.7 million or 0.69% (less than 1%) of Westernbank’s loan portfolio at September 30, 2005.

•	Stockholders’ equity increased by $103.9 million or 9.61%, to $1.2 billion as of September 30, 2005, compared to December 31, 2004.

•	Margin pressures continued as a result of the flattening of the yield curve, while short-term rates continued to rise during the quarter. On a linked quarter basis, our net interest margin decreased 10 basis points. On a year to year basis, our net interest margin decreased 28 basis points, from 2.40% in the third quarter of 2004, to 2.12% for the third quarter of 2005.

•	At September 30, 2005, total assets stand at $15.7 billion, an increase of $1.4 billion or 9.59% when compared to December 31, 2004.
Commenting on the financial results of the Company for the quarter and the nine months ended September 30, 2005, Mr. Frank C. Stipes, Esq., Chairman of the Board and Chief Executive Officer of W Holding Company, Inc., stated to be extremely satisfied with the overall performance and results of the Company year to date and this third quarter of 2005: “The Company is increasing its lead in the commercial sector, specifically in the new regions where it has branches, where it has become the most important and significant lender with a growth of 34% and total net loans of 30% as compared to the equivalent for 2004.”
Mr. Freddy Maldonado, President and Chief Investments Officer of W Holding Company stated: “We continue actively managing our interest rate risk in light of the continued rising interest rate scenario. Even though our margins contracted by 10 basis points on a linked quarter basis, this was anticipated and within our previously informed range due to the continued flattening of the yield curve, while short-term rates continued to rise during the quarter. We will continue to manage and adjust our asset/liability mix accordingly to operate under this challenging environment without placing ourselves in a position that we cannot react to the ever changing conditions of the market.”
Mr. Ricardo Hernández, Chief Financial Officer, commented: “As previously highlighted, our bottom line results for the quarter include a significantly higher current provision for income taxes compared to prior periods. Our effective income tax rate rose to 28% for the quarter compared to just 11% for the prior year quarter or almost $10 million more when compared to the prior year period. This is the combined effect of the recently enacted additional 2.5%

transitional two-year surtax on taxable income that hit our operations by $2.5 million in additional taxes, of which $1.6 million is the retroactive effect for the first six months, coupled with the increase in the effective income tax rate as a result of our current strategy of growing the loan portfolio through variable rate loans, while remaining on the sideline on our investments side resulting in a higher proportion of taxable to exempt income.”
Also, commenting on the financial results of the Company for the quarter and the nine months ended September 30, 2005, Mr. José M. Biaggi, Esq., who recently joined the Company as President and Chief Executive Officer of Westernbank Puerto Rico added: “Our results of operations and growth for the quarter and nine month periods are within our expectations considering the tough interest rate environment that we are operating in. What is truly important to comprehend is that our earnings come from pure, core operational results. They are a direct consequence of our spread, net interest income and banking-related activities and in no way dependent or pumped up by non-recurring gains or profits produced by sales of loans, assets or securities.”
“Our net interest margin, although it further compressed during the quarter, came out on the high end of our projection. At the end of the previous quarter we projected that under a flat interest rate scenario our net interest margin would fluctuate within a range of 2.06% to 2.14%. Further, under a 100 basis point rise our projection indicated that our net interest margin would fluctuate within a range of 1.89% to 2.08%. Even though the Fed rose twice the discount rate by 25 basis points at each meeting during this quarter, our net interest margin came out at 2.12%, on the high side of our projected range.”
“The asset-liability scenario has been proactively managed by Mr. Freddy Maldonado. Since the beginning of the year 2004, he has been able to effectively control the funding costs of the Bank by limiting the repricing of the interest bearing liabilities to 115 basis points or 41.82% of the 275 basis points rise in Fed Funds or 39.38% of the 292 basis points rise in the three-month LIBOR for the same period. Specifically, total deposits (core and non-core) have repriced 94 basis points or 34.18% and 32.19%, respectively, of the increases in Fed Funds and LIBOR rates, while repurchase agreements have repriced 145 basis points or 52.73% and 49.66%, again respectively of said increases.”
“Our new management structure will continue to allow us to focus on aggressively growing our loan portfolio while maintaining our excellent client service and accessibility that characterizes and sets us apart from the other players in the market. As I was already familiar with the operations and clients of the Bank, I have dedicated very little time to my transition and all my efforts are and will continue to be focused on building our loan portfolio and strengthening our client relations. We grew our loan portfolio by almost $300 million net during the quarter and by almost $1.5 billion net in just nine months since the beginning of this year 2005. We have already surpassed our year end projection in regards to the growth of our loan portfolio and we feel very optimistic in sustaining our growth throughout the remaining period and for the future, an accomplishment which, as always, is accompanied by the lowest delinquency levels in the industry, and at the same time generated with the highest efficiency ratio.”
Mr. Biaggi concluded by saying: “This Company has a tradition of focusing in long term value and solid core growth, rather than tailoring its operations towards short term speculation; a tradition that time and our results have proven correct, and that I intend to maintain.”

Overview
W Holding reported net income for the third quarter 2005 of $40.0 million or $0.19 earnings per basic common share ($0.18 on a diluted basis), compared to $44.2 million or $0.23 earnings per basic common share ($0.22 on a diluted basis) (as adjusted) for the same quarter in 2004, a decrease of $4.2 million or 9.55%.
For the nine months ended September 30, 2005, W Holding reported a net income of $134.4 million or $0.65 earnings per basic common share ($0.63 on a diluted basis). This is an increase of $8.6 million or 6.85%, when compared to a net income of $125.8 million or $0.65 earnings per basic common share ($0.62 on a diluted basis) (as adjusted) for the same period in 2004.
The return on assets (ROA) and the return on common stockholders’ equity (ROCE) for the quarter ended September 30, 2005, were 1.03% and 19.15%, respectively, compared to 1.33% and 28.81% reported for the same quarter in 2004. For the nine months ended September 30, 2005, the ROA and the ROCE were 1.19% and 23.22%, respectively, compared to 1.34% and 28.67%, for the same period in prior year.
At September 30, 2005, driven by strong increases in W Holding’s loan portfolio, total assets ended at $15.7 billion. Total assets grew $1.4 billion or 9.59%, from $14.3 billion at December 31, 2004, driven by the growth in the loan portfolio, partially offset by decreases in short-term money market instruments. Continuing management’s strategy implemented in the latter part of 2004 and throughout the year 2005, in light of the current rising interest rate scenario and the flattening of the yield curve, the Company has continued to emphasize the growth of its loan portfolio, principally through variable rate loans, while remaining on the sideline on the investment side until investment opportunities arise.
Loans receivable-net, grew by $1.5 billion or 24.61%, from $5.9 billion at December 31, 2004, as a result of the Company’s continued strategy of growing its loan portfolio through commercial real estate, residential real estate, construction and land acquisition, asset-based and other commercial loans. The investment portfolio, excluding short-term money market instruments, increased slightly by $58.4 million or 0.84%, to reach $7.0 billion at September 30, 2005, while short-term money market instruments decreased $168.4 million or 15.79%, from $1.1 billion at December 31, 2004, to $898.4 million at September 30, 2005. Changes in both portfolios are attributable to approximately $150.0 million previously invested in money market instruments that were reinvested during the quarter into $150.0 million on tax exempt securities, specifically U.S. Government and agencies obligations on a short-term basis, as part of the management strategy of growing W Holding exempt interest income. The Company has continued to shift and reposition its balance sheet by placing emphasis on growing its floating rate loans, so as to lessen the impact of contracting margins on the investment side.
On a year-to-year basis, total assets grew $2.2 billion or 16.56%, from $13.5 billion at September 30, 2004, principally from the growth in the Company’s loan portfolio. Loans receivable-net, grew by $1.7 billion or 29.50%, from $5.7 billion as of September 30, 2004, while the investment portfolio, excluding short-term money market instruments, increased $362.4 million or 5.47%, from $6.6 billion at September 30, 2004.

Stockholders’ equity increased by $103.9 million or 9.61%, to $1.2 billion as of September 30, 2005, compared to December 31, 2004. Such increase resulted principally from the combination of the issuance of 401,300 shares of the Company’s Series H Preferred Stock completed on January 3, 2005, providing a net capital infusion of $19.4 million, plus the net income of $134.4 million generated during the nine months ended September 30, 2005. This was partially offset by dividends paid during 2005 of $22.8 million and $27.8 million on our common and preferred shares, respectively.
The period-end number of common shares outstanding increased from 163,918,835 as of December 31, 2004, to 164,066,058 as of September 30, 2005, as a result of the conversion of 32,092 shares of the Company’s convertible preferred stock Series A, into 112,110 shares of the Company’s common stock, and the issuance of 35,113 common shares from the exercise of stock options.
Net Interest Income
Net interest income for the third quarter ended September 30, 2005 was $80.7 million, an increase of $3.6 million or 4.71%, from $77.0 million for the same period of last year. This increase mainly resulted from an increase in the average net interest-earning assets of $246.7 million, which contributed a $19.6 million positive volume variance, partially offset by a $16.0 million negative rate variance. Average interest-earning assets for the third quarter of 2005 increased by $2.4 billion or 18.68%, compared to the same quarter in previous year. The average loan portfolio increased by $1.7 billion or 29.85%, particularly in the commercial real estate, commercial business and other loans, including asset-based, and residential real estate. The average investment portfolio, excluding short-term money market instruments, increased by $534.5 million or 8.19%, primarily in tax-exempt securities, such as U.S. Government and agencies obligations bought during the fourth quarter of 2004, as explained before. Average money market instruments increased by $184.6 million or 28.34%.
For the nine months ended September 30, 2005, net interest income increased from $222.8 million, to $243.9 million, an increase of $21.1 million or 9.47%. This increase mainly resulted from an increase in the average net interest-earning assets of $267.2 million, which contributed a $56.0 million positive volume variance, partially offset by a $34.9 million negative rate variance. Average interest-earning assets increased by $2.7 billion or 22.04%. The average loan portfolio increased by $1.5 billion or 29.02%, particularly in the commercial real estate, commercial business and other loans, including asset-based, and residential real estate. The average investment portfolio, excluding short-term money market instruments, increased by $885.3 million or 14.35%, primarily in tax exempt securities, such as U.S. Government and agencies obligations as a result of the securities bought during the latter part of 2004, as explained before. Average money market instruments increased by $258.7 million or 38.01%.
The average yield earned in interest-earning assets increased 66 basis points from 4.73% to 5.39%, and 52 basis points from 4.72% to 5.24%, for the quarter and nine months ended September 30, 2005, respectively, when compared to periods in prior year. The increase in the average yield was mainly due to higher average yields earned on the loan portfolio, mortgage-backed securities and money market instruments, while the investment portfolio yield remained relatively flat. The increase in the average yield earned on the loan portfolio was due to higher volumes of commercial real estate loans, residential real estate and commercial business and other loans at floating rates, coupled with the repricing of floating rate loans.

During the last three months of 2004 and the nine months ended September 30, 2005, the Federal Reserve has increased the discount rate by an additional 200 basis points reflected equally on the Prime Rate, an index used by the Bank to re-price most of its floating rate loans. At September 30, 2005, approximately 80% of the loan portfolio carries a floating rate.
For the quarter ended September 30, 2005, our overall cost of rates paid increased 103 basis points, from 2.47% to 3.50%, when compared to the prior year quarter. The increase in the overall cost of rates paid was due to a general increase in the cost of funding sources of W Holding. The average interest rate paid on deposits increased by 83 basis points, from 2.42% for the quarter ended September 30, 2004, to 3.25% for the same period in 2005, while the average interest rate paid on federal funds purchased and repurchase agreements also increased by 131 basis points, from 2.48% for the quarter ended September 30, 2004, to 3.79% for the same period in 2005. The average interest rate paid on Advances from FHLB increased by 57 basis points, from 3.74% for the quarter ended September 30, 2004, to 4.31% for the same period in 2005.
For the nine months ended September 30, 2005, the overall cost of rates paid increased 84 basis points, from 2.40% for the nine months ended September 30, 2004, to 3.24% for the same period in 2005. The average interest rate paid on deposits increased 66 basis points, from 2.36% for the nine month ended September 20, 2004, to 3.02% for the same period in 2005, while, the average interest rates paid on federal funds purchased and repurchase agreements increased 108 basis points, from 2.39% for the nine months ended September 30, 2004, to 3.47% for the nine months ended September 30, 2005. Such increases were partially offset by a decrease in the average interest rate paid on advances from the Federal Home Loan Bank of 12 basis points, from 4.16% for the nine months ended September 30, 2004, to 4.04% for the nine months ended September 30, 2005.
As explained in the preceding paragraphs, during the last three months of 2004 and first nine months of 2005, short-term interest rates continued rising with the libor rate, the rate used by the Company to reprice most of the Company’s liabilities, increasing 209 basis points from September 30, 2004. This pattern was reflected in the cost of the Bank’s liabilities as explained herein. However, in light of the current rising interest rate scenario, the Bank has continued to extend a portion of its liabilities to lock-in the rates for a period of three years.
The strong growth in average interest-earning assets between both periods was in part offset by increases in the average interest-bearing liabilities of $2.1 billion or 17.81%, and $2.4 billion or 21.07%, for the quarter and nine months ended September 30, 2005, respectively. Deposits grew on average by $1.6 billion and $1.4 billion, during the quarter and nine months ended September 30, 2005, respectively, while other borrowings (federal funds purchased, repurchase agreements and advances from FHLB) in average rose by $571.2 million and $1.0 billion for the same periods, respectively.
Net Interest Margin
Our net interest margin decreased 28 basis points during the third quarter of 2005 to 2.12%, from 2.40% in the third quarter of 2004. For the nine months ended September 30, 2005, our net interest margin decreased 25 basis points. On a linked quarterly comparison, our net interest margin decreased by ten basis point, from 2.22% for the second quarter of 2005. The decrease in our net interest margin obeyed to an increase in the general cost of funding of W Holding, at a faster pace than the increase in our yield on interest earning assets. This contraction is primarily due to the flattening of the yield curve, whereby the 10-year U.S. Treasury yield remained relatively flat, while the short end of the curve increased.
Under a flat interest rate scenario for the next twelve month period, based on our asset and liability composition as of September 30, 2005, we estimate our net interest margin will be within a range of 1.89% to 1.98% during said period. Assuming an instantaneous 100 basis points decrease in the fed funds rate, we estimate our net interest margin will fluctuate within a range of 2.05% to 2.13% during said period. Assuming a 100 basis points increase in the fed funds rate, we estimate our net interest margin will fluctuate within a range of 1.72% to 1.90%. Furthermore, a 200 basis points increase in the fed funds rate will cause our net interest margin to fluctuate between a range of 1.57% to 1.86%. The lower and higher values of such range mean the lowest and highest net interest margin for any given quarter within the said twelve month period. These ranges are management’s estimates based on instantaneous rate shocks of 100 and 200 basis points with results one year (twelve months) forward. They do not consider any asset/liability management strategy that could be undertaken given such interest rate changes during said one year period, such as those already implemented during late 2004 and in 2005 in order to lessen the sensitivity and projected impact of a continued rising interest rate environment.
Attached as Exhibits IIIa, IIIb and IIIc are supplemental unaudited data schedules providing additional information on the net interest margin including average balances and average rates for both, interest-earning assets and interest-bearing liabilities, as well as changes in volumes and rates for the periods presented.
Noninterest Income
Noninterest income decreased $66,000 or 0.79% for the three month period ended September 30, 2005, when compared to the same period in 2004. This decrease was mainly the result of a decrease of $494,000 on net gain on sales and valuation of loans, securities, and other assets, due to a realized gain of $525,000 of an investment security during the third quarter of 2004, and a negative variance of $437,000 in loss on derivative instruments as a result of fluctuations in the mark to market of such positions. These decreases were partially offset by an increase of $865,000 or 11.49% in service and other charges on loans, deposits and other fees and commissions due to higher activity and fees resulting from the Company’s overall growing volume of business and other fees generated by our asset-based lending operation.
For the nine month period ended September 30, 2005, noninterest income increased $1.4 million or 6.50%, when compared to the same period in 2004. This increase was mainly the result of an increase of $2.0 million or 9.52% in service and other charges on loans, deposits and other fees and commissions. Such increase was partially offset by a decrease of $453,000 on net gain on sales and valuation of loans securities, and others assets for the reason explained in the preceding paragraph and a negative variance of $136,000 on gain (loss) on derivates instruments.
Noninterest Expenses
Total noninterest expenses increased $2.3 million or 8.99% for the three-month period ended September 30, 2005, and $5.2 million or 6.99% for the nine months ended September 30, 2005,

when compared to the corresponding periods in 2004. Salaries and employees’ benefits, which is the largest component of total noninterest expenses, increased $2.2 million or 22.32% for the third quarter of year 2005, and $6.2 million or 22.26% for the nine months ended September 30, 2005, compared to the corresponding periods in 2004. Such increases are attributed to the increases in personnel, normal salary increases and related employees’ benefits, principally attributed to our continued expansion in the San Juan Metropolitan area and our entrance to the east coast of Puerto Rico. On October 22, 2004 we opened our flagship mega branch in Old San Juan, and on March 16, 2005, we opened our new state of the art mega branch in Humacao. At September 30, 2005, the Company had 1,266 full-time employees, including its executive officers, an increase of 125 employees or 10.95% since September 30, 2004.
Advertising expense decreased by $1.1 million or 36.49% for the three months ended September 30, 2005, and $2.2 million or 24.19% for the nine months ended September 30, 2005, when compared to the same periods in 2004, as the Company concluded its radio, newspaper and television campaign promoting Westernbank’s institutional image and positioning the Company for its strategy in the San Juan Metropolitan area that was in effect during most of the year 2004.
Noninterest expenses, other than salaries and employees’ benefits, and advertising discussed above, increased by $1.2 million or 9.68% for the third quarter of 2005, and by $1.1 million or 3.04% for the nine months ended September 30, 2005, as a result of the Company’s continued expansion in the San Juan Metropolitan area and our entrance to the east coast of Puerto Rico.
The Company has maintained operating expenses at adequate levels, and achieved an efficiency ratio of 29.69% for the nine months ended September 30, 2005 and 30.97% for the third quarter of year 2005, compared to 30.38% and 29.92% for the same periods of 2004, respectively.
Provision for Income Taxes
The current provision for Puerto Rico income taxes for the nine months ended September 30, 2005, amounted to $39.6 million, significantly higher when compared to $19.9 million in the same period of 2004. The increase in the current provision for income taxes is attributed to two factors. First, on August 1, 2005, the Governor of Puerto Rico signed Law No. 41 which imposes a transitory additional surtax of 2.5% over net taxable income. This transitory additional tax will be in effect for taxable years 2005 and 2006 and had a retroactive effect to January 1, 2005. Accordingly, the Company recorded an additional current income tax provision of $2.5 million during the quarter ended September 30, 2005, of which $1.6 million corresponds to the retroactive effect of this bill for the first six months of year 2005. Second, the increase in the income before the provision for income taxes was primarily due to the significant increase in the Company’s taxable income derived from increases in the loans portfolio; changing the proportion between exempt and taxable income, increasing the Company’s effective tax rate.
The decrease of $2.2 million in the deferred credit for the nine months ended September 30, 2005, when compared to the prior year period, is attributable to temporary differences in the recognition of certain items for tax and books, principally changes in the allowance for loan losses. Even though the Company’s effective tax rate increased, it continues to be substantially below the statutory rate.

Early in August 2005, the Governor of Puerto Rico resubmitted to the Puerto Rico Legislature a draft of a bill to impose an additional transitory income tax of 4% on net interest income, as defined, applicable to Puerto Rico financial institutions. This transitory additional tax, if approved, is expected to be also in effect for two years. The proposal excludes from the definition of net interest income, exempt interest earned from obligations of the United States, of any state or territory of the United States or political subdivision, the District of Columbia, the Commonwealth of Puerto Rico or any instrumentality or political subdivision; including all interest expense allocable to exempt income. There is no assurance that this proposal will not be approved or significant changes made before it is signed into law. The final impact of this proposal will depend on the final bill, if approved, and the actual distribution of taxable and exempt income in each applicable year.
Asset Quality
W Holding’s asset quality continues to be very strong as evidenced by our key asset quality performance indicators in spite of the Company’s continued aggressive loan portfolio growth. Net loans charged-offs to average loans, improved over the prior year comparable quarter and remain very in line with our year end performance even thought seasonal factors usually result in intra-year fluctuations in our delinquency ratios. W Holding is essentially a secured lender having 83% of its loan portfolio as of September 30, 2005 secured by real estate. Our combined delinquency on all portfolios for the categories of 60 days and over continues to be below our benchmark of 1% for both periods. This combined delinquency was 0.74% at September 30, 2005, an improvement of 8 basis points when compared to an already excellent ratio of 0.82% at September 30, 2004. The delinquency ratio on the commercial loan portfolio for the categories of 60 days and over, increased slightly by 5 basis points to a still excellent 0.80% (less than 1%), when compared to 0.75% reported for the year ago period. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over improved by 9 basis points, to 1.53% at September 30, 2005, when compared to 1.62% for the comparable period last year.
On a linked quarter comparison, our combined delinquency on all portfolios for the categories of 60 days and over increased by 9 basis points, from 0.65% at June 30, 2005. The increase in the overall delinquency ratio resulted from increases in the delinquency levels of the commercial and consumer loan portfolios, mainly in loans collateralized by real estate properties. The delinquency ratio on the commercial loan portfolio for the categories of 60 days and over, increased 13 basis points from 0.67% at June 30, 2005. The increase in the delinquency ratio of the commercial loan portfolio was principally due to one commercial loan with a principal balance of $2.5 million. This loan is collateralized with real estate and did not require any valuation allowance. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased 18 basis points from 1.35% at June 30, 2005. The increase in the regular consumer loans delinquency ratio on a linked quarter comparison is also principally attributable to regular consumer loans past due over 90 days which are collateralized by real estate properties.
The provision for possible loan losses amounted to $6.0 million for the quarter ended September 30, 2005, down $4.4 million or 42.19%, from $10.4 million for the same period in the previous year. Even though the loan portfolio grew between periods, the decrease was attributed to the strong asset quality as evidenced by lower net charge offs and relatively stable delinquencies in our commercial and consumer loan portfolios during the third quarter of year

2005, when compared to the same period in 2004, as explained before. For the nine months ended September 30, 2005, the provision for possible loan losses amounted to $17.0 million, down from $30.1 million for the nine months ended September 30, 2004, a decrease of $13.1 million or 43.60%. The allowance for possible loan losses reached $86.6 million as of September 30, 2005.
Net loans charged-off in the third quarter of 2005 were $3.8 million or 0.21% (annualized) to average loans, a significant improvement when compared to $6.2 million or 0.44% (annualized) to average loans for the same period in 2004, a decrease of $2.4 million or 37.95%. For the nine months ended September 30, 2005, net charge-offs amounted to $10.5 million or 0.21% (annualized) to average loans, also a decrease of $4.7 million, when compared to $15.2 million or 0.38% (annualized) to average loans in 2004. The decrease in net loans charged-off for the third quarter of 2005 when compared to the same quarter in 2004, is principally attributed to lower net charge-offs of consumer loans. Loans charged-off by the Expresso of Westernbank division, the principal component of the consumer loans charged-off, decreased from $3.2 million during the third quarter of 2004, to $2.4 million for the third quarter of 2005, a decrease of $821,000 or 25.31%.
On a linked quarter comparison, loans charged-off by the Expresso of Westernbank division have stabilized at lower levels when compared to the higher write-off experienced in the first half of 2004, being $2.5 million in the fourth quarter of 2004, $2.1 million in the first quarter of 2005, $2.4 million in the second quarter of 2005, and $2.4 million in the third quarter of 2005. Management strategy of stabilizing charge offs and increasing the yield of the Expresso loan portfolio by continuously revising its underwriting policies, increasing the level of collateralized loans, and increasing the overall rates charged has resulted in lower levels in net charge offs and a higher yield. The average yield of the Expresso of Westernbank loan portfolio was 22.89% at September 30, 2005. Also, the loan portfolio of Expresso of Westernbank collateralized by real estate at September 30, 2005, already accounts for 14% of the outstanding balance.
Non-performing loans stand at $51.7 million or 0.69% (less than 1%) of Westernbank’s loan portfolio at September 30, 2005, an increase of $17.5 million, when compared to $ 34.3 million at December 31, 2004. The increase in non-performing loans mainly comes from the Company’s commercial loans portfolio. Non-performing loans on the commercial loan portfolio increased by $ 14.1 million, when compared to December 31, 2004. The increase is mainly attributed to one borrower with four loans with an aggregate principal balance of $ 8.4 million and two additional loans with principal balances of $1.5 million and $1.1 million, respectively. All loans are fully collateralized by real estate properties and did not require any valuation allowance. At September 30, 2005, none of the additional non-performing loans exceeded $1.0 million in outstanding principal balance.
At September 30, 2005, the allowance for possible loan losses was 167.41% of total non-performing loans (reserve coverage). Moreover, of the total allowance of $86.6 million, $11.1 million is for our specific allowance and the remaining $75.5 million is for our general allowance.
Total Loans, Investments and Deposits
Loans receivable-net, grew $1.5 billion or 24.61%, to $7.4 billion at September 30, 2005, compared to $5.9 billion at December 31, 2004, and $1.7 billion or 29.50% compared to $5.7 billion at September 30, 2004. These increases reflect the Company’s emphasis on continued growth in its variable rate loan portfolio mainly through commercial real estate and commercial business and others, including asset-based and residential real estate. As a result, commercial real estate loans increased from $3.0 billion as of September 30, 2004, to $3.2 billion as of December 31, 2004, and to $3.9 billion as of September 30, 2005, an increase of $913.5 million or 30.95% on a year to year basis, and $710.3 million or 22.51%, when compared to December 31, 2004. Other commercial loans not collateralized by real estate, increased from $741.5 million at September 30, 2004, to $768.6 million at December 31, 2004, and to $989.2 million at September 30, 2005, up by $247.7 million or 33.40% on a year to year basis, and $220.6 million or 28.70%, when compared to December 31, 2004. Residential real estate mortgage loans portfolio increased from $902.9 million at December 31, 2004, to $1.3 billion at September 30, 2005, an increase of $445.7 million or 49.36%. This increase is mainly due to the purchase during the first two quarters of 2005 of residential mortgage loans on a floating rate basis from other mortgage originators in Puerto Rico, as part of the management strategy of emphasizing in growing its variable rate loans, in light of the current rising interest rate scenario. No such purchase was made during the quarter ended September 30, 2005. Attached as Exhibit IV is a supplemental unaudited data schedule providing additional information on W Holding loan portfolio.
W Holding’s investment portfolio, excluding short-term money market instruments, stands at $7.0 billion at September 30, 2005, increasing slightly by $58.4 million or 0.84% in comparison to December 31, 2004. The change in the investment portfolio is attributable to approximately $150.0 million previously invested in money market instruments that were reinvested into $150.0 million of U.S. Government and agencies obligations on a short-term basis. In light of the current rising interest rate scenario, the Company’s strategy has shifted to reposition its balance sheet by continuing the emphasis on growing its floating rate loans, while remaining on the sideline on the investment side until new investment opportunities arise. The investment portfolio at September 30, 2005, had an average contractual maturity of 47 months.
The Company’s interest rate risk model takes into consideration the callable feature of certain investment securities. Assuming that all call features are exercised, the investment portfolio as of September 30, 2005, had a remaining average maturity of 6 months. However, no assurance can be given that such levels will be maintained in future periods.
As of September 30, 2005, total deposits reached $7.9 billion, from $6.2 billion at December 31, 2004, an increase of $1.7 billion or 26.54%, while federal funds purchased and repurchase agreements decreased to $6.3 billion, from $6.7 billion at December 31, 2004, a decrease of $366.8 million or 5.49%. During the nine months ended September 30, 2005, the Bank has continued extending a portion of its liabilities to lock-in the rate for a period of up to three years. This strategy is part of the process adopted by the Bank in mid 2004, whereby similar transactions were executed during the third and fourth quarter of 2004.
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited; to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. Except as required by applicable law, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
WESTERNBANK PUERTO RICO, a wholly-owned subsidiary of W HOLDING COMPANY, INC., is the second largest commercial bank in Puerto Rico, based on total assets, operating throughout 53 full fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, 12 at the San Juan Metropolitan area of Puerto Rico and one in the Eastern region of Puerto Rico, and a fully functional banking site on the Internet. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
Messrs. Frank C. Stipes, Esq., Chairman of the Board and Chief Executive Officer of W Holding Company, Inc., Freddy Maldonado, President of W Holding Company, Inc., José M. Biaggi, Esq. President and Chief Executive Officer of Westernbank Puerto Rico, Ricardo Hernández, Chief Financial Officer and Carmen T. Casellas, Investor Relations, are available to answer appropriate questions regarding this press release. You may contact any of the above officers at (787) 834-8000; or via internet at westernbank@wbpr.com or URL:http://www.w-holding.com.

EXHIBIT I
W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004		2005	2004
	(Amounts in thousands, except per share data)
Income Statement Data

Interest income:
Loans, including loan fees	$126,690	$82,645		$341,258	$232,710
Investment securities	62,433	55,159		184,425	153,542
Mortgage-backed securities	7,741	9,162		25,006	28,660
Money market instruments	8,483	4,579		27,369	12,056

Total interest income	205,347	151,545		578,058	426,968

Interest expense:
Deposits	62,367	36,858		161,340	102,282
Federal funds purchased and repurchase agreements	60,437	35,874		167,113	97,250
Advances from Federal Home Loan Bank	1,870	1,767		5,693	4,621

Total interest expense	124,674	74,499		334,146	204,153

Net interest income	80,673	77,046		243,912	222,815
Provision for loan losses	6,000	10,379		17,000	30,141

Net interest income after provision for loan losses	74,673	66,667		226,912	192,674

Noninterest income:
Service and other charges on loans	2,916	2,546		7,599	7,344
Service charges on deposit accounts	2,153	2,054		6,303	5,974
Other fees and commissions	3,326	2,930		9,542	8,089
Net gain on sales and valuation of loans, securities, and other assets	100	594		414	867
Gain (loss) on derivative instruments	(188)	249		(124)	12

Total noninterest income	8,307	8,373		23,734	22,286

Total net interest income and noninterest income	82,980	75,040		250,646	214,960

Noninterest expenses:
Salaries and employees’ benefits	11,866	9,701		34,045	27,846
Equipment	2,488	2,179		7,051	6,981
Deposit insurance premium and supervisory examination	843	753		2,468	2,112
Occupancy	1,976	1,536		5,611	4,882
Advertising	1,925	3,031		6,743	8,895
Printing, postage, stationery, and supplies	730	817		2,328	2,490
Telephone	457	577		1,512	1,764
Net (gain) loss from operations of foreclosed real estate held for sale	(80)	(58)		(287)	515
Municipal taxes	1,276	1,078		3,432	2,875
Other	6,103	5,694		16,476	15,835

Total noninterest expenses	27,584	25,308		79,379	74,195

Income before provision for income taxes	55,396	49,732		171,267	140,765

Provision for income taxes:
Current	16,258	6,308		39,557	19,861
Deferred	(878)	(819)		(2,670)	(4,856)

Total provision for income taxes	15,380	5,489		36,887	15,005

Net income	$40,016	$44,243		$134,380	$125,760

Net income available to common stockholders	$30,784	$37,510		$106,625	$105,509

Basic earnings per common share	$0.19	$0.23	(1)	$0.65	$0.65	(1)

Diluted earnings per common share	$0.18	$0.22	(1)	$0.63	$0.62	(1)

Cash dividends declared per common share (2)	$0.05	$0.04	(1)	$0.14	$0.11	(1)

Period end number of common shares outstanding	164,066	163,477	(1)	164,066	163,477	(1)

Weighted average number of common shares outstanding	164,057	163,397	(1)	164,010	163,215	(1)

Weighted average number of common shares outstanding on a diluted basis	170,706	170,816	(1)	170,747	170,669	(1)

Cash dividends declared on:
Common stock	$7,793	$5,875		$22,781	$17,611

Preferred stock	$9,232	$6,733		$27,755	$20,251

(1)	Adjusted to reflect the three-for-two stock split and a 2% stock dividend on our common stock declared in December 2004 and both distributed on January 10, 2005.

(2)	Cash dividend amounts in the table are rounded.

EXHIBIT II
W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

Balance Sheet Data	September 30, 2005	December 31, 2004	September 30, 2004
		(In thousands)
At Period End
Cash and due from banks	$95,583	$77,752	$89,495
Money market instruments:
Federal funds sold and resell agreements	792,741	1,017,303	680,078
Interest-bearing deposits in banks	105,613	49,476	51,799
Investment securities available for sale, at fair value	680	7,881	12,226
Investment securities held to maturity, at amortized cost	6,987,013	6,921,379	6,613,078
Federal Home Loan Bank stock, at cost	35,300	52,195	57,105
Residential mortgage loans held for sale, at lower of cost or fair value	1,483	1,633	1,714
Loans — net	7,403,514	5,941,233	5,716,931
Accrued interest receivable	96,264	88,285	78,442
Premises and equipment, net	114,656	110,051	108,340
Deferred income taxes, net	33,697	31,027	29,787
Other assets	44,958	38,447	39,863

Total Assets	$15,711,502	$14,336,662	$13,478,858

Liabilities:
Deposits:
Noninterest-bearing	$288,929	$249,368	$240,841
Interest-bearing and related accrued interest payable	7,596,237	5,981,843	5,991,784

Total deposits	7,885,166	6,231,211	6,232,625
Federal funds purchased and repurchase agreements	6,316,767	6,683,527	6,011,735
Advances from Federal Home Loan Bank	172,000	211,000	211,000
Mortgage note payable	36,544	36,858	36,960
Securities purchased but not yet received	—	—	5,020
Accrued expenses and other liabilities	115,398	92,387	62,729

Total Liabilities	14,525,875	13,254,983	12,560,069
Stockholders’ equity	1,185,627	1,081,679	918,789

Total Liabilities and Stockholders’ Equity	$15,711,502	$14,336,662	$13,478,858

	Quarter to Date Averages (1)		Year to Date Averages (1)
Average Balances	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	(In thousands)
Cash and due from banks	$100,638	$83,591	$86,668	$91,153
Money market instruments:
Federal funds sold and resell agreements	775,161	633,802	905,022	664,965
Interest-bearing deposits in banks	80,215	61,509	77,545	44,783
Trading securities	—	1,291	—	—
Investment securities available for sale	1,436	67,588	4,281	33,653
Investment securities held to maturity	6,945,921	6,567,005	6,954,196	6,168,394
Federal Home Loan Bank stock	35,300	49,178	43,748	48,428
Residential mortgage loans held for sale	1,560	1,185	1,558	2,135
Loans — net	7,259,457	5,557,402	6,672,374	5,200,025
Accrued interest receivable	97,503	81,345	92,275	77,004
Premises and equipment, net	113,224	107,712	112,354	105,855
Deferred income taxes, net	33,259	29,374	32,362	27,348
Other assets	48,103	41,662	41,703	35,408

Total Assets	$15,491,777	$13,282,644	$15,024,086	$12,499,151

Liabilities:
Deposits:
Noninterest-bearing	$291,597	$257,345	$269,149	$216,801
Interest-bearing and related accrued interest payable	7,402,111	5,897,064	6,789,040	5,592,250

Total deposits	7,693,708	6,154,409	7,058,189	5,809,051
Federal funds purchased and repurchase agreements	6,303,087	5,927,527	6,500,147	5,528,891
Advances from Federal Home Loan Bank	172,000	193,500	191,500	178,500
Mortgage note payable	36,595	37,006	36,701	37,097
Securities purchased but not yet received	—	2,510	—	2,510
Accrued expenses and other liabilities	112,356	65,107	103,896	69,453

Total Liabilities	14,317,746	12,380,059	13,890,433	11,625,502
Stockholders’ equity	1,174,031	902,585	1,133,653	873,649

Total Liabilities and Stockholders’ Equity	$15,491,777	$13,282,644	$15,024,086	$12,499,151

(1)	Average balances have been computed using beginning and period-end balances.

EXHIBIT III a
W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
THREE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)

	2005			2004
			Annualized Average			Annualized Average
	Interest	Average Balance (1)	Yield/Rate	Interest	Average Balance (1)	Yield/Rate
			(Dollars in thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$126,690	$7,226,415	6.96%	$82,645	$5,565,089	5.91%
Investment securities (3)	62,433	6,332,947	3.91	55,159	5,618,796	3.91
Mortgage-backed securities (3)	7,741	731,220	4.20	9,162	910,848	4.00
Money market instruments	8,483	835,937	4.03	4,579	651,355	2.80

Total	205,347	15,126,519	5.39	151,545	12,746,088	4.73

Interest-bearing liabilities:
Deposits	62,367	7,609,348	3.25	36,858	6,046,809	2.42
Federal funds purchased and repurchase agreements	60,437	6,330,813	3.79	35,874	5,743,827	2.48
Advances from FHLB	1,870	172,000	4.31	1,767	187,747	3.74

Total	124,674	14,112,161	3.50	74,499	11,978,383	2.47

Net interest income	$80,673			$77,046

Interest rate spread			1.89%			2.26%

Net interest-earning assets		$1,014,358			$767,705

Net yield on interest-earning assets (4)			2.12%			2.40%

Ratio of interest-earning assets to interest-bearing liabilities		107.19%			106.41%

Tax equivalent spread:
Interest-earning assets	$205,347	$15,126,519	5.39%	$151,545	$12,746,088	4.73%
Tax equivalent adjustment	7,609	—	0.20	13,907	—	0.43

Interest-earning assets - tax equivalent	212,956	$15,126,519	5.59	165,452	$12,746,088	5.16

Interest-bearing liabilities	124,674	$14,112,161	3.50	74,499	$11,978,383	2.47

Net interest income	$88,282			$90,953

Interest rate spread			2.09%			2.69%

Net yield on interest - earning assets (4)			2.32%			2.84%

(1)	Average balances on interest-earning assets and on interest-bearing liabilities are computed using daily monthly average balances during the period.

(2)	Average loans exclude non-performing loans. Loan fees, net amounted to $5.2 million and $3.1 million for the three-month periods ended September 30, 2005 and 2004, respectively.

(3)	Includes trading and available for sale securities.

(4)	Annualized net interest income divided by average interest-earning assets.

EXHIBIT III b
W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
NINE MONTHS ENDED SEPTEMBER 30,
(UNAUDITED)

	2005			2004
			Annualized Average			Annualized Average
	Interest	Average Balance (1)	Yield/Rate	Interest	Average Balance (1)	Yield/Rate
			(Dollars in thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$341,258	$6,757,577	6.75	$232,710	$5,237,517	5.93
Investment securities (3)	184,425	6,273,567	3.93	153,542	5,206,047	3.94
Mortgage-backed securities (3)	25,006	779,106	4.29	28,660	961,326	3.98
Money market instruments	27,369	939,062	3.90	12,056	680,406	2.37

Total	578,058	14,749,312	5.24	426,968	12,085,296	4.72

Interest-bearing liabilities:
Deposits	161,340	7,142,636	3.02	102,282	5,791,741	2.36
Federal funds purchased and repurchase agreements	167,113	6,439,478	3.47	97,250	5,433,281	2.39
Advances from FHLB	5,693	188,249	4.04	4,621	148,547	4.16

Total	334,146	13,770,363	3.24	204,153	11,373,569	2.40

Net interest income	$243,912			$222,815

Interest rate spread			2.00			2.32

Net interest-earning assets		$978,949			$711,727

Net yield on interest-earning assets (4)			2.21			2.46

Ratio of interest-earning assets to interest-bearing liabilities		107.11%			106.26%

Tax equivalent spread:
Interest-earning assets	$578,058	$14,749,312	5.24	$426,968	$12,085,296	4.72
Tax equivalent adjustment	34,189	—	0.31	39,893	—	0.44

Interest-earning assets - tax equivalent	612,247	$14,749,312	5.55	466,861	$12,085,296	5.16

Interest-bearing liabilities	334,146	$13,770,363	3.24	204,153	$11,373,569	2.40

Net interest income	$278,101			$262,708

Interest rate spread			2.31			2.76

Net yield on interest - earning assets (4)			2.52			2.90

(1)	Average balances on interest-earning assets and on interest-bearing liabilities are computed using daily monthly average balances during the period.

(2)	Average loans exclude non-performing loans. Loan fees, net amounted to $14.8 million and $8.3 million for the nine-month periods ended September 30, 2005 and 2004, respectively.

(3)	Includes trading and available for sale securities.

(4)	Annualized net interest income divided by average interest-earning assets.

EXHIBIT III c
W HOLDING COMPANY, INC.
CHANGES IN YIELDS EARNED AND RATES PAID
(UNAUDITED)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005 vs. 2004			2005 vs. 2004
	Volume	Rate	Total	Volume	Rate	Total
			(In thousands)
Interest income:
Loans	$27,633	$16,412	$44,045	$73,631	$34,917	$108,548
Investment securities (1)	7,190	84	7,274	31,238	(355)	30,883
Mortgage-backed securities (1)	(1,898)	477	(1,421)	(6,185)	2,531	(3,654)

Money market instruments	1,530	2,374	3,904	5,671	9,642	15,313

Total increase in interest income	34,455	19,347	53,802	104,355	46,735	151,090

Interest expense:
Deposits	10,998	14,511	25,509	26,826	32,232	59,058
Federal funds purchased and repurchase agreements	4,007	20,556	24,563	20,330	49,533	69,863
Advances from FHLB	(127)	230	103	1,192	(120)	1,072

Total increase in interest expense	14,878	35,297	50,175	48,348	81,645	129,993

Increase (decrease) in net interest income	$19,577	$(15,950)	$3,627	$56,007	$(34,910)	$21,097

(1)	Includes trading and available for sale securities.

EXHIBIT IV
W HOLDING COMPANY, INC.
LOAN RECEIVABLE-NET
(UNAUDITED)

	September 30,	December 31,	September 30,
	2005	2004	2004
		(In thousands)
Residential real estate:
Mortgage	$1,348,630	$902,937	$938,637
Construction	449,156	328,145	294,916

Commercial, industrial and agricultural (1):
Real estate	3,864,933	3,154,679	2,951,446
Business and others	989,179	768,604	741,518

Consumer and others (2)	838,212	866,934	867,002

Total Loans	7,490,110	6,021,299	5,793,519
Allowance for loan losses	(86,596)	(80,066)	(76,588)

Loans — net	$7,403,514	$5,941,233	$5,716,931

(1)	Includes $1.2 billion, $831.1 million and $795.5 million of Westernbank Business Credit division outstanding loans at September 30, 2005, December 31, 2004 and September 30, 2004, respectively.

(2)	Includes $135.9 million, $144.0 million and $144.6 million of Expresso of Westernbank division outstanding loans at September 30, 2005, December 31, 2004 and September 30, 2004, respectively.

EXHIBIT V
W HOLDING COMPANY, INC.
NON-PERFORMING LOANS AND FORECLOSED
REAL ESTATE HELD FOR SALE
(UNAUDITED)

	September 30, 2005	December 31, 2004	September 30, 2004
		(Dollars in thousands)
Commercial, industrial and agricultural loans	$39,480	$25,417	$28,187
Consumer loans	8,616	7,122	8,309
Residential real estate mortgage and construction loans	3,631	1,730	2,217

Total non-performing loans	51,727	34,269	38,713
Foreclosed real estate held for sale	4,096	3,811	4,444

Total non-performing loans and foreclosed real estate held for sale	$55,823	$38,080	$43,157

Interest that would have been recorded if the loans had not been classified as non-performing	$4,195	$3,557	$3,062

Interest recorded on non-performing loans	$733	$243	$206

Total non-performing loans as a percentage of total loans at end of period	0.69%	0.57%	0.67%

Total non-performing loans and foreclosed real estate held for sale as a percentage of total assets at end of period	0.36%	0.27%	0.32%

EXHIBIT VI
W HOLDING COMPANY, INC.
CHANGES IN ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

	September 30, 2005		December 31, 2004	September 30, 2004
			(Dollars in thousands)
Balance, beginning of year	$80,066		$61,608	$61,608

Loans charged-off:
Consumer loans (1)	(9,608)		(16,473)	(12,889)
Commercial, industrial and agricultural loans	(2,784)		(5,433)	(4,658)
Real estate-mortgage and construction loans	(63)		(297)	(197)

Total loans charged-off	(12,455)		(22,203)	(17,744)

Recoveries of loans previously charged-off:
Consumer loans (2)	1,366		1,920	1,409
Commercial, industrial and agricultural loans	443		1,844	1,102
Real estate-mortgage and construction loans	176		206	72

Total recoveries of loans previously charged-off	1,985		3,970	2,583

Net loans charged-off	(10,470)		(18,233)	(15,161)

Provision for loan losses	17,000		36,691	30,141

Balance, end of period	$86,596		$80,066	$76,588

Ratios:
Allowance for loan losses to total loans at end of period	1.16%		1.33%	1.32%
Provision for loan losses to net loans charged-off	162.37%		201.23%	198.81%
Recoveries of loans to loans charged-off in previous period	11.95%	(3)	2.71%	23.18	%(3)
Net loans charged-off to average total loans (4)	0.21%	(3)	0.34%	0.38	%(3)
Allowance for loan losses to non-performing loans	167.41%		233.64%	197.84%

(1)	Includes $6.9 million and $9.9 million of Expresso of Westernbank loans charged-offs for the nine-month periods ended September 30, 2005 and September 30, 2004, respectively, and $12.4 million for the year ended December 31, 2004.

(2)	Includes $712,000 and $683,000 of Expresso of Westernbank loans recoveries for the nine-month periods ended September 30, 2005 and September 30, 2004, respectively, and $1.0 million for the year ended December 31, 2004.

(3)	Net loans charged-off ratios are annualized for comparison purposes.

(4)	Average loans were computed using beginning and period-end balances.

EXHIBIT VII
W HOLDING COMPANY, INC.
SELECTED FINANCIAL RATIOS
(UNAUDITED)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2005	2004	2005	2004	2004
		(Dollars and share data in thousands, except per share data)
Per share data:
Dividend payout ratio	25.32%	15.66%	21.37%	16.69%	16.24%
Book value per common share	$3.99	$3.29 (2)	$3.99	$3.29 (2)	$3.48
Preferred stock outstanding at end of period	18,163	15,245	18,163	15,245	17,794
Preferred stock equity at end of period	$531,006	$381,136	$531,006	$381,136	$511,744

Performance ratios:
Return on assets (1)	1.03%	1.33%	1.19%	1.34%	1.33%
Return on common stockholders’ equity (1)	19.15%	28.81%	23.22%	28.67%	28.55%
Efficiency ratio	30.97%	29.92%	29.69%	30.38%	30.51%
Operating expenses to total end-of-period assets	0.70%	0.75%	0.67%	0.73%	0.70%

Capital ratios:
Total capital to risk-weighted assets	14.58%	14.09%	14.58%	14.09%	15.70%
Tier I capital to risk-weighted assets	13.72%	13.15%	13.72%	13.15%	14.78%
Tier I capital to average assets	7.64%	7.00%	7.64%	7.00%	7.72%
Equity-to-assets ratio (1)	7.58%	6.82%	7.55%	6.82%	7.39%

Other selected data:

Total trust assets managed	$479,734	$388,932	$479,734	$388,932	$398,709
Branch offices	53	51	53	51	52
Number of employees	1,266	1,141	1,266	1,141	1,175

(1)	The return on assets is computed by dividing annualized net income by average total assets for the period. The return on common stockholders’ equity is computed by dividing annualized net income less preferred stock dividends by average common stockholders’ equity for the period. The equity-to-asset ratio is computed by dividing average equity by average total assets. Average balances have been computed using beginning and period-end balances.

(2)	Adjusted to reflect the three-for-two stock split and a 2% stock dividend on our common stock declared in December 2004 and both distributed on January 10, 2005.